NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The NYSE Archipelago Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on July 29, 2016, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on July 15, 2016 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the Agreement and Plan of Reorganization and Termination, by and among ALPS ETF Trust and Janus Detroit Street Trust, which became effective on July 15, 2016, shares of ALPS ETF Trust Janus Velocity Volatility Hedged Large Cap ETF (SPXH) were exchanged for shares of Janus Detroit Street Trust Janus Velocity Volatility Hedged Large Cap ETF (SPXH) with the same aggregate net asset value for each share of ALPS ETF Trust Janus Velocity Volatility Hedged Large Cap ETF held. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on July 18, 2016.